Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Phil Moïse

770-441-2051

IMMUCOR, INC. ADDS BOARD MEMBERS

NORCROSS, GA. (July 25, 2008) - Immucor, Inc. (Nasdaq/NM: BLUD ), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, announced today that Dr. Paul V. Holland, James F. Clouser and Chris E. Perkins have agreed to join Immucor’s Board of Directors effective August 1, 2008.

Paul Holland, M.D., currently Scientific Director of Delta Blood Bank in Stockton, California, has been involved in blood banking and transfusion medicine for over 40 years including service as Chief of the Blood Bank Department of the Clinical Center of the National Institutes of Health, Medical Director and CEO of the Sacramento Medical Foundation Blood Center, currently doing business as BloodSource, and as a Clinical Professor of Medicine and Pathology in the Division of Hematology/Oncology at UC Davis Medical Center. Dr. Holland has also advised biotech companies, U.S and foreign governments, agencies and non-governmental organizations, including the World Health Organization; and he has served as President of the International Society of Blood Transfusion, and as a member of the nominating committee for the Nobel Prize in Medicine and Physiology.

Jim Clouser, currently a consultant, served for many years as President, CEO and a board member of SteriGenics International, the global leader in medical device sterilization services, where he led the initial public offering of SteriGenics shares. He has also served as CEO, COO or CFO of several public and private healthcare and technology companies, including Ion Beam Applications, S.A., Attain Inc. and Diasonics Inc. Mr. Clouser holds an MBA in Finance and a Masters of Accounting and is a member of the American Institute of Certified Public Accountants.

Chris Perkins practiced seven years as a CPA in public accounting then served 15 years in senior management positions in finance, accounting, corporate development and operations, recently as the CFO then COO of Per-Se Technologies, a systems technology and outsource service provider to the healthcare industry that was publicly-owned prior to its acquisition by McKesson Corporation. Prior to his tenure at Per-Se Technologies he served in increasingly senior management positions at AGCO Corporation, a publicly-owned global manufacturer and distributor of agricultural equipment, including roles as CFO and Vice President of Global Parts Operations.

Commenting on the new directors, Joseph Rosen, Chairman of the Board said, “We are extremely pleased to have recruited to our Board of Directors individuals with the background and talents of Paul Holland, Jim Clouser and Chris Perkins. Their skills and experience favorably complement the skills and experience of our current directors and of each other. We expect the company to significantly benefit from Paul’s years of scientific leadership in the blood banking industry at the national and international level, and from Jim’s and Chris’ long experience in operations, finance, accounting and business development and integration in the public-company environment.”

The company also reported that Roswell Bowers and John Harris, two long-time directors of the company, have independently decided not to stand for reelection at this year’s annual meeting of shareholders. Commenting on their decisions, Mr. Rosen said, “We certainly understand Ros’ and John’s desire to step back after so many years of loyal service to the company. We thank them for their dedication and commitment and for the contributions they have made to the success of our company.”

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of our market segments.

For more information on Immucor, please visit our website at www.immucor.com.